Exhibit 10.6

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

In order to settle as fully as possible all known and unknown claims that I, Kevin Heller (“I,” “me,” “my”), might have against Jasper Therapeutics, Inc. (the “Company”), and all related parties, the Company and I agree to the terms and conditions of this Confidential Separation Agreement and General Release of All Claims (this “Agreement”). The “Effective Date” of this Agreement will be the date that I sign page 9 and return this Agreement to the Company.

RECITALS

WHEREAS, on September 24, 2021, I signed an Employment Agreement with the Company, to serve as Executive Vice President, Research and Development (“Employment Agreement”);

WHEREAS, under the terms of my Employment Agreement, my employment with the Company was at will;

WHEREAS, the Company has informed me that it has decided to terminate my employment, and but for this Agreement, intends to do so on March 18, 2022;

WHEREAS, the Parties wish to agree to terms surrounding the termination of my employment from the Company; and

WHEREAS, as part of this Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that I may have against the Company and any of the Releases as defined below, including, but not limited to, any and all claims arising out of or in any way related to my employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

(a) Consideration: The “Consideration” contained herein is subject to and conditioned on my executing this Agreement and Exhibit A attached hereto.

(i) Continued Employment Period. Subject to my agreeing to this Agreement and its timely execution, I understand and agree that I shall remain an employee of the Company through May 17, 2022 (“Continued Employment Period”), unless terminated early as provided herein. During this Continued Employment Period:

(1) I will be permitted to continue to hold myself out and represent my role as Executive Vice President, Research and Development.

(2) I will continue to receive my base salary, as in place as of the Effective Date, paid on the same schedule as I have been paid.

(3) I will be permitted to participate in the Company’s 401K program, on the same terms as applicable to all fulltime employees of the Company.

(4) I will continue to receive medical, dental, prescription drug and vision care group health plans at the same level of coverage (or equivalent coverage as offered by the Company) as of the Effective Date.

(5) I will perform duties as directed by the Company to effectuate a smooth transition of my responsibilities to others.

(6) I will not be expected to nor come into the office unless requested by the Company.

(7) I will continue to vest any equity award at the same rate as set forth my Option Agreement and Stock Option Grant Notice (collectively “Equity Agreement”).

(8) I will continue to be subject to the applicable sections of my Employment Agreement, including Section 5 “Termination of Employment” and the at will status of my employment. However, I understand and agree that if I decide to end my employment early during the Continued Employment Period, I shall only receive my continued base salary through the date of that notice and will not have any rights to any other consideration or benefits provided for in this Agreement.

(ii) Consulting Period. Subject to my agreement and execution of “Exhibit A” after, but within 5 days of, my Separation Date and my not revoking that agreement, I understand that I will remain a consultant for the Company from May 18, 2022 to the earlier of: (1) March 19, 2023, or (2) a date prior to March 19, 2023, if I secure new employment (“Consulting Period”). During this Consulting Period:

(1) My relationship with the Company will be special and limited to any reasonable consulting services as requested and assigned by the Company as its sole discretion.

(2) I understand and agree that I shall not have any right to accrue, and will not accrue, any vacation time or other leave time, and I agree to never make or receive any benefit from a claim for such time.

(3) I will receive a “Consultant Payment” which shall be equal to my present base salary, as of the Effective Date, paid on the same schedule as I have been paid.

(4) The Company shall pay 100% of the monthly COBRA premiums for continued coverage under the Company’s medical, dental, prescription drug and vision care group health plans as in effect from time to time, at the same level of coverage (or equivalent coverage as offered by the Company) as of the Effective Date, provided that I elect COBRA coverage and return the enrollment documents within the specified timeframe under such plans, whereby such payments will be paid monthly as such premium payments are due.

(5) I will continue to vest any equity award at the same rate as set forth in the Equity Agreement. While that equity will vest, however, I agree that I will not exercise or sell such equity, or enter into a contract or other agreement to sell any such equity, until the end of my Consulting Period.

(6) I am not prevented from obtaining other employment, but, if I do obtain new employment, I am to inform the Company with seven (7) calendar days. As of the notice of new employment: (a.) I will no longer receive nor have a right to any ongoing Consulting Payment; I will receive any Consulting Payment only through the date of notice of new employment; (b.) I will no longer receive nor have a right to any continued payment of COBRA; (c.) my equity will vest at the level I would have vested, had I remained a consultant until March 19, 2023.

(7) The Company can terminate the Consulting Period early, if I violate the terms of this Agreement. If that occurs, I acknowledge and agree I shall have no right to any continuing benefits or consideration under this Agreement.

If I do not execute Exhibit A following the completion of the Continued Employment Period, I understand and agree that I shall have no rights to the benefits and consideration contained in this Section.

(iii) Unvested Equity. I understand and agree that I shall have no right to any of the Company’s equity shares that I have been awarded but have not vested as of the end of the Consulting Period or the date the Company terminates the Consulting Period consistent with this Agreement, whichever is earlier, subject to the terms of subsection (ii)(6), above.

(iv) Accrued Vacation and Other Leave. I will receive payment for any accrued but unused vacation time and other leave as of my Separation Date.

(b) My Release of Claims – Continued Employment Period: In exchange for the consideration provided during the Continued Employment Period, I release (i.e., give up) all known and unknown claims that I have as of the time I sign this Agreement against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, sponsors, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (“Released Parties” and each a “Released Party”). For example, I am releasing all common law contract, tort, or other claims I have or might have, as well as all claims I have or might have under the Worker Adjustment & Retraining Notification Act (the WARN Act), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., California Business and Professions Code Section 17200, et seq., and any applicable California Industrial Welfare Commission order. However, I am not releasing (i) any of the few claims that the law does not permit me to release by private agreement; (ii) vested benefits (except already-denied benefits) under any employee-benefit plan governed by ERISA; (iii) any right I have to be indemnified by the Company; or (iv) my right to enforce this Agreement. I specifically waive any future rights, benefits and known and unknown claims with respect to any Company disability plan.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(c) Tax Reporting and Withholding: The Company will report all payments due under this Agreement to tax authorities, and withhold taxes and other amounts from them, as it determines is consistent with applicable law. I understand that the Company will withhold and report my earnings and benefits received during the Continued Employment Period, consistent with its obligations to do so on behalf of fulltime employees. I also understand that the Company will not withhold federal or state taxes from consideration received during the Consulting Period, and I will be solely responsible for any such tax obligations that arise.

(d) Good Faith Behavior: I agree to engage in good faith and in a professional manner throughout the pendency of this Agreement, and I understand that the Company can terminate this Agreement, and I would have no further rights to benefits under it, for behavior or conduct that is unprofessional or is contrary to other provisions in this Agreement, including, but not limited to section (h), below.

(e) Applicable Law: This Agreement is governed by Federal law and the laws of California.

(f) Internal Messaging: Following the Effective Date, the Company will communicate to other employees of the Company:

Kevin has decided to voluntarily leave the company to pursue other opportunities. We want to thank him for his contributions to the past successes at Jasper and wish him well with his new endeavors.

He has agreed to stay on with us for two months to assist with any necessary transition work, and then may stay on for a period of time in a consulting role.

During the 2 month period Kevin is with us as an employee, he will serve as an advisor to the executive team and the R&D efforts. Kevin’s direct reports will report to Ron until further notice. Judy Shizuru, Director and SAB Chairwoman, and Bob Sikorski, former founding CMO and consultant, will help Jasper R&D leadership to lead the R&D efforts and activities until a CMO is hired. In the consulting role we can call upon Kevin to advise and assist with programs as the need arises.

(g) External Messaging: I acknowledge and agree that, as the Company deems necessary, it shall communicate my decision to leave the Company outside of the Company.

(h) Representations and Promises: The signatories to this Agreement acknowledge and agree that:

(i) Separation Date. I agree that my “Separation Date” reflecting my separation of employment will be May 17, 2022, unless my employment is terminated earlier as provided for in this Agreement.

(ii) Complete Agreement. This Agreement, inclusive of Exhibit A, is the only agreement relating to any claims or future rights that I might have with respect the Company. Once in effect, this Agreement is a legally admissible and binding agreement. It shall not be construed strictly for or against me or the Company. The headings contained in this Agreement are for convenience and shall not affect the meaning or interpretation of this Agreement.

(iii) Employment Agreement Impact. I understand and agree that this Agreement does not alter any obligations I may have under the Employment Agreement that survive the term of my employment.

(iv) Non-Disparagement. I understand and agree, and hereby reaffirm, that I will continue to comply with my obligations set forth in Paragraph 6 of my Employment Agreement. At no time shall I make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any Company affiliate, or any of their respective directors, officers, representatives, agents or employees. Nothing in this Agreement shall prohibit me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful. For any request for a reference by any prospective employer or other third party, I understand and agree to direct the inquiring entity to Mark Yaukey, at […***…] or the Human Resources Department.  Mr. Yaukey, on behalf of the Company, is authorized to and will only respond to any inquiry by verifying dates of employment and consultancy and position(s) held. The Company will not provide any information suggesting that my separation was not voluntary.

(v) Government and Agency Communication, Testimony, Charges, etc.: Nothing in this Agreement prevents me from giving truthful testimony or truthfully responding to a valid subpoena, or communicating, testifying before or filing a charge with government or regulatory entities (such as the U.S. Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), U.S. Department of Labor (DOL), or U.S. Securities and Exchange Commission (SEC)), subject to any obligation I may have to take steps to protect confidential information from public disclosure. However, I promise never to seek or accept any compensatory damages, back pay, front pay, or reinstatement remedies for myself personally with respect to any claims released by this Agreement.

(vi) Agreement to be Confidential. I have not disclosed and will never disclose the discussions and negotiations that led up to this Agreement, or the terms of this Agreement, to anyone other than a member of my immediate family or my attorney or other professional advisor (e.g., an accountant or tax preparer) and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation by me. This prohibition includes but is not limited to prohibiting any discussion of this Agreement or its terms with anyone other than the individuals or entities expressly authorized by this section. This prohibition also prohibits any discussion of this Agreement or its terms on social media, the internet, or in any other publication. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (but only if I notify the Company of a disclosure obligation or request within two (2) days after I learn of it and permit the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure). I further acknowledge that any disclosure by me or my representatives of information prohibited by this clause that occurs before the Effective Date, during the Continued Employment Period, or during the Consulting Period shall be considered a breach of the Agreement.

(vii) Early Termination. This Agreement may be voided if I violate the Mutual Non-Disparagement provision in section (iv) or the Agreement to be Confidential in section (vi) before signing this Agreement. The Company may terminate the Agreement and cancel any further benefits under this Agreement if I violate the Mutual Non-Disparagement provision in section (iv) or the Agreement to be Confidential in section (vi) during the Continued Employment Period or Consulting Period.

(viii) Amendments. This Agreement only may be amended by a written agreement that the Company and I both sign.

(ix) Representations. When I decided to sign this Agreement, I was not relying on any representations that are not in this Agreement. The Company would not have agreed to pay the consideration I am getting in exchange for this Agreement, but for the representations and promises I am making by signing it. I understand that my old job may be refilled. I have not been told that the Company ever will employ me in the future.

(x) No Wrongdoing. This Agreement is not an admission of wrongdoing by me or the Company; neither it nor any drafts shall be admissible evidence of wrongdoing.

(xi) Ownership of Claims. I have not assigned or given away any of the claims I am releasing.

(xii) Effect of Void Provision. If any Party successfully asserts that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless all other parties to this Agreement elect to cancel it. If this Agreement is cancelled or terminated earlier than the anticipated end of the Continued Employment Period and/or Consulting Period, as provided herein, I will repay and return the consideration I received for signing it, including any right to equity vested during the Continued Employment Period and/or the Consulting Period.

(xiii) Consideration of Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. When considering this Agreement and its terms, I had the opportunity to retain the assistance of counsel of my own choosing, as I deemed necessary to understand and fully consent.

(xiv) Return of Property. I will return all files, memoranda, documents, records, copies of the foregoing, Company-provided credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company in my possession or control as of the Separation Date.

(xv) Tax Indemnity. I agree to indemnify the Company for all expenses, penalties, or interest charges I may incur as a result of the tax treatment of the amounts paid under this Agreement. I agree not to make any claim against the Company or any other person based on how the Company reports amounts or withholds taxes from them, or if an adverse determination is made as to the tax treatment of any amounts payable under this Agreement.

(xvi) Nondisclosure. I acknowledge that I possess secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company and its affiliates. I acknowledge and hereby confirm and agree that my obligations pursuant to the Employee Proprietary Information and Inventions Assignment Agreement, dated September 30, 2020 by and between me and the Company (as may be amended or restated from time to time) shall remain in effect.

(xvii) DTSA Notice. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (a) Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)). Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. See 18 U.S.C. § 1833(b)(2). Nothing in this Agreement is intended in any way to limit such statutory rights.

(xviii) Arbitration of Disputes. The Company and I agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement will be settled by arbitration to be held at a location in San Francisco, California in accordance with then applicable rules of the American Arbitration Association specifically designed for the resolution of employment disputes. I understand and acknowledge that a copy of such rules in effect as of the date hereof is available to me at: https://www.adr.org/sites/default/files/Employment-Rules-Web.pdf. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company shall pay the costs associated with arbitration (arbitration fee and location fee, if any); provided, however, that each party shall bear its own legal fees and expenses. Notwithstanding the foregoing, the arbitrator shall be permitted to award costs associated with arbitration in the event the arbitrator determines a claim is frivolous.

YOU MAY NOT MAKE ANY CHANGES TO THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY, AND THE COMPANY ADVISES YOU TO DISCUSS IT WITH YOUR ATTORNEY.

YOU MAY NOT SIGN AND RETURN THIS AGREEMENT BEFORE MARCH 17, 2022. YOU HAVE UNTIL MARCH 18, 2022, AT 5:00 P.M. P.T. TO ACCEPT THIS AGREEMENT BY SIGNING BELOW (“AGREEMENT DEADLINE”). IF YOU DO NOT COMMUNICATE YOUR ACCEPTANCE BY SIGNING THIS AGREEMENT AND TRANSMITTING IT TO MARK YAUKEY AT […***…], BY THE AGREEMENT DEADLINE, IT IS WITHDRAWN AND SHALL HAVE NO LEGAL EFFECT.

Date: March 16, 2022	/s/ Kevin Heller
Kevin Heller

Date: 3/17/2022	/s/ Ronald Martell
Jasper Therapeutics, Inc.

EXHIBIT A –
RELEASE OF CLAIMS FOLLOWING SEPARATION DATE

By my signature below, I, Kevin Heller (“I,” “me,” “my”), hereby agree to a general release of any and all claims against Jasper Therapeutics, Inc. (“Company”), and any of their related parties, as provided below, from the Effective Date of the Agreement, which precedes this “Exhibit A,” through my Separation Date. All terms in the Agreement remain in force and effect and definitions are incorporated here in.

(a) My Release of Claims – Consulting Period: In exchange for the consideration provided during the Consulting Period, I release (i.e., give up) all known and unknown claims that I have as of the time I sign this Agreement against the Company, all current and former, direct and indirect parents, subsidiaries, brother-sister companies, sponsors, and all other affiliates and related partnerships, joint ventures, or other entities, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (“Released Parties” and each a “Released Party”). For example, I am releasing all common law contract, tort, or other claims I have or might have, as well as all claims I have or might have under the Worker Adjustment & Retraining Notification Act (the WARN Act), the Age Discrimination in Employment Act (ADEA), the Family and Medical Leave Act (FMLA), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., California Business and Professions Code Section 17200, et seq., and any applicable California Industrial Welfare Commission order. However, I am not releasing (i) any of the few claims that the law does not permit me to release by private agreement; (ii) vested benefits (except already-denied benefits) under any employee-benefit plan governed by ERISA; (iii) any right I have to be indemnified by the Company; or (iv) my right to enforce this Agreement. I specifically waive any future rights, benefits and known and unknown claims with respect to any Company disability plan.

I expressly waive the protection of Section 1542 of the Civil Code of the State of California, which states that:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(b) Additional Representations:

(i) I acknowledge and reaffirm all my obligations as set forth in the Confidential Separation Agreement and General Release of All Claims, I previously signed.

(ii) I have had more than twenty-one (21) days to consider this Exhibit A and corresponding release of claims, and I sign this agreement voluntarily and in exchange for valuable consideration.

(iii) I represent and agree that I have submitted all expenses and received all monies due to me, including all wages, accrued but unused vacation time and other leave, and I am not due any additional payments from the Company.

(iv) I have not assigned or given away any of the claims I am releasing.

YOU MAY SIGN THIS EXHIBIT A AT ANY TIME AFTER YOUR SEPARATION DATE AND BEFORE MAY 24, 2022, AT 5:00 P.M. P.T. BY SIGNING BELOW (“EXHIBIT A DEADLINE”).

IF YOU DO NOT COMMUNICATE YOUR ACCEPTANCE BY SIGNING THIS EXHIBIT A AND TRANSMITTING IT TO MARK YAUKEY, BY THE EXHIBIT A DEADLINE, IT IS WITHDRAWN AND SHALL HAVE NO LEGAL EFFECT, AND YOU SHALL RECEIVE NONE OF THE BENEFITS PROVIDED FOR DURING THE CONSULTING PERIOD.

YOU MAY RESCIND YOUR AGREEMENT TO THIS EXHIBIT A. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE THAT YOU ARE RESCINDING THIS PORTION OF THE AGREEMENT TO MARK YAUKEY AT […***…], BEFORE Seven DAYS EXPIRE FROM THE TIME YOU SIGNED EXHIBIT A. IF YOU RESCIND THIS EXHIBIT A, IT WILL NOT GO INTO EFFECT, YOU WILL NOT CONTINUE IN THE CONSULTING PERIOD, AND YOU WILL NOT RECEIVE THE PAYMENTS OR BENEFITS DESCRIBED IN THE AGREEMENT THAT ARE CONTINGENT ON YOUR ENTERING INTO AND NOT RESCINDING EXHIBIT A; YOU WOULD NOT RECEIVE AND HAVE NO RIGHT TO THE CONSULTING PERIOD CONSIDERATION.

IF YOU DO NOT SIGN THIS EXHIBIT A, OR SIGN IT AND THEN SUBSEQUENTLY REVOKE IT, THE RELEASE AND PAGES ONE THROUGH NINE OF THIS AGREEMENT WILL REMAIN IN EFFECT.

Date:
Kevin Heller